Exhibit 10.75

December 26, 2002

Warren Allgyer

[Address]

Dear Warren:

I am pleased to offer you a position with Pinnacle Systems, as VP Asia/Pacific Operations, B&P Division, reporting to Ajay Chopra, working in our Singapore office.

Your salary for this position will be $10,000 USD per month, paid semi-monthly through U.S. payroll. You will also be eligible to be paid a quarterly commission, targeted at $20,000 USD per quarter. The formula for this variable compensation will be detailed, under separate cover.

In addition, Pinnacle will reimburse actual relocation expenses, including transportation, moving, packing/unpacking, appliance/electronics replacement, temporary apartment expenses, any lease deposit for permanent apartment and commission on the sale of your Morgan Hill home, for a total amount not to exceed $145,000 USD. You must submit your expense report with receipts to the accounting department by March 31, 2003. If you resign from the Company within 24 months of your start date, you agree to reimburse the company the full amount of relocation paid to you by Pinnacle reduced by 1/24 of such relocation amount for each month that you are employed with the company. The lease deposit on your apartment paid by the company will be recoupable by the company at the end of the lease period.

Pinnacle will reimburse actual housing and automobile expenses in Singapore for a total amount not to exceed $65,000 per rolling 12-month period while you are employed with Pinnacle.

At the end of each calendar year that you remain employed with Pinnacle, Pinnacle will pay for preparation of two sets of proforma tax calculations. The first set of calculations (Federal and CA state) will be prepared as if you were earning only your base salary and commission compensation paid by Pinnacle; and assuming you were living in California with your spouse and TWO minor children and taking into account only STANDARD deductions (no itemized deductions) and no other form of income (such a investment income, dividends, stock options, etc). The second set of tax calculations (Federal and Singapore) will be prepared as if you were earning only your base salary and commission compensation plus any taxable living expenses (and any taxable relocation expenses for year 2003 only) paid by Pinnacle; and assuming that you were living in Singapore with your spouse and TWO children, qualifying for foreign tax exclusion and foreign tax credit, and taking into account only STANDARD deductions (no itemized deductions) and no other form of income (such a investment income, dividends, stock options, etc.). It will be your responsibility to assure that you qualify for foreign tax exclusion status, by complying with the requirements for such status. If the second set of proforma tax calculations indicates a tax liability greater by more than $1000 than the first set of proforma tax calculations, Pinnacle will reimburse you the difference

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within 90 days of the end of the calendar year. If the second set of proforma tax calculations indicates a tax liability less than $1000 than the first set of proforma tax calculations, there will be no reimbursement. You will be responsible for the preparation of your taxes and any associated fees.

As a Company employee, you are also eligible to receive certain employee benefits through the Singapore office. The Company also offers employees the ability to purchase stock at a 15% discount through the Employee Stock Purchase Plan. Please note that the Company may modify salaries and benefits from time to time, as it deems necessary.

We will also recommend to the Board of Directors of the Company at the first Board meeting after the start date, that you be granted stock options entitling you to purchase up to 25,000 shares of Common Stock of the Company at a value determined by the Board. Such options shall be subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement, including vesting requirements.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

For purposes of federal immigration law, you will be required to provide to the Company evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated. You must also sign and comply with the Employment, Confidential Information, Invention Assignment and Arbitration Agreement as a condition of your employment.

Your first day of employment will be Thursday, December 26, 2002. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return one copy to me. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms o£ your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

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We look forward to working with you at Pinnacle Systems. If you have any questions, please feel free to contact me.

Sincerely,

/s/ Tricia Ikeda
Tricia Ikeda Human Resources Manager Pinnacle Systems, Inc.

ACCEPTED AND AGREED TO this 12/26/2002 (Date)

/s/ Warren Allgyer
Warren Allgyer

Enclosures:

Duplicate Original Letter

Employment, Confidential Information, Invention Assignment and Arbitration Agreement

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